                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                          PARTECH HOLDINGS CORPORATION
                (Name of Registrant as Specified In Its Charter)

                          PARTECH HOLDINGS CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ X ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)   Title of each class of securities to which transaction applies:
           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

      2)   Aggregate number of securities to which transaction applies:
           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/
           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

      4)   Proposed maximum aggregate value of transaction:
           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ X ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)   Amount Previously Paid:

           $125.00

      2)   Form, Schedule or Registration Statement No.:

           Preliminary Proxy Statement, filed on Schedule 14A

      3)   Filing Party:

           Registrant

      4)   Date Filed:

           August 22, 1994

                          PARTECH HOLDINGS CORPORATION



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



                          TO BE HELD DECEMBER 9, 1994





To our Stockholders:

      The directors and officers of Partech Holdings Corporation cordially invite you to attend the 1994 Annual Meeting of Stockholders to be held at 3366 Riverside Drive, Suite 200, Columbus, Ohio, 43221, at 10:00 a.m., on Friday, December 9, 1994, for the following purposes:

      1.   To elect two directors to the Board of Directors;

      2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of Preferred Shares the Company is authorized to issue;

      3. To ratify the selection of Hausser + Taylor as independent certified public accountants;

      4. To transact such other business as may properly come before the meeting.

    The Board of Directors has fixed the close of business on October 13, 1994 as the record date for the determination of stockholders entitled to receive notice of, and to vote at the Annual Meeting or any adjournment thereof. Only stockholders of record at the close of business on October 13, 1994 are entitled to vote at the Annual Meeting.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD, AND SIGN, DATE AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE SO YOUR SHARES WILL BE REPRESENTED. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING.

    Your attention is directed to the attached Proxy Statement.


                                PARTECH HOLDINGS CORPORATION

                                /s/ JOHN E. RAYL

                                John E. Rayl
                                Chairman of the Board and
                                Chief Executive Officer

October 27, 1994

                          PARTECH HOLDINGS CORPORATION
                        3366 RIVERSIDE DRIVE, SUITE 200
                             COLUMBUS, OHIO  43221
                                 (614) 538-0660

                            ________________________

                                 PROXY STATEMENT
                            ________________________


    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Partech Holdings Corporation (the "Company" or "Partech") of proxies to be voted at the Annual Meeting of Shareholders to be held on December 9, 1994. The Proxy Statement was mailed on or about October 27, 1994 to stockholders of record at the close of business on October 13, 1994 (the "Record Date"). Only stockholders of record on the Record Date will be entitled to vote at the Annual Meeting.

    The cost of approximately $5,500 for solicitation of proxies will be borne by the Company. As of the date of this Proxy Statement, approximately $1,000 have been spent for the solicitation hereof. In addition to solicitation by mail, officers and employees of the Company, without additional compensation, may solicit proxies by telephone or in person. The annual report to stockholders for fiscal 1994, which includes financial statements, has been mailed with this Proxy Statement or was previously delivered to stockholders and does not form a part of the material for the solicitation of proxies unless specifically incorporated by reference hereinafter. If, upon receipt of your proxy material, you have not received the annual report, please write or call the Company's Shareholder Relations Department at the address or phone number listed above.

    Since many stockholders cannot personally attend, it is necessary that a large number be represented by proxy. The holders of record of one-third of the outstanding shares of Common Stock must be present in person or represented by proxy at the Annual Meeting in order to establish a quorum to hold the Annual Meeting. The Company's By-Laws require an affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote for approval of the items listed on the proxy card, which are described hereinafter.

    Abstentions and broker non-votes (which arise from proxies delivered by brokers and others, where the holder of record has not received authority to vote on one or more of the matters) are each included in the determination of the number of shares present at the Annual Meeting in order to establish a quorum. For purposes of determining whether a proposal is passed, abstentions are counted in tabulations of votes cast on proposals presented to shareholders and have the effect of a vote against the proposal. For purposes of determining whether a proposal is passed, broker non-votes are not counted in tabulations of votes cast on proposals presented to shareholders and have no effect on the vote of the proposal.

    The Board of Directors requests that all stockholders complete the enclosed proxy card, and sign, date and return it as promptly as possible. Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, execution of a subsequent proxy, or attendance at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not automatically revoke the proxy. All shares represented by properly executed and unrevoked proxies received in the accompanying form in time for the Annual Meeting will be voted at the Annual Meeting or at any adjournment thereof. Confirmation of stock ownership will be made prior to admission to the Annual Meeting.

             DIRECTORS, EXECUTIVE OFFICERS AND FAMILY RELATIONSHIPS


ELECTION OF DIRECTORS (PROXY ITEM #1)

    The Board of Directors has designated the following nominees for election as Directors of the Company to serve for the following term and until his respective successor is duly elected and qualified. Mr. Jerald K. Rayl and Mr. Thomas E. Reynolds were reelected January 24, 1994 for terms to expire December, 1996 and December, 1995, respectively.

NOMINEES

                                                                           DIRECTOR           TERM TO
         NAME              AGE                POSITION                       SINCE             EXPIRE
   -----------------      ----     ------------------------------        -----------        -------------
   John E. Rayl (a)(e)      46     Director, Chief Executive Officer,
                                      President and Treasurer             March, 1985       December, 1997

   Jerald K. Rayl (b)(e)    43     Director                               December, 1992    December, 1996

   Thomas E. Reynolds (d)   48     Director, Vice President, Secretary
                                      and Assistant Treasurer             August, 1991      December, 1995

   James B. Dwyer III (e)   51     Director                               May, 1994         December, 1997

____________________

(a) JOHN E. RAYL serves as Chairman of the Board, Chief Executive Officer, President, and Treasurer of the Company and each of its subsidiaries. In addition, Mr. Rayl is a General Partner in the Company's nine real estate partnerships and a Co-Trustee of all of the Company's Ohio business trusts. He is an Ohio certified public accountant holding both a Bachelors (1969) and a Masters (1977) Degree in Business Administration from Capital University, Columbus, Ohio and served with the United States Army in 1970-1971 in Frankfurt, Germany. Mr. Rayl has devoted his business efforts to the development of Leeward Capital Corporation ("Leeward"), which is the principal operating subsidiary of the Company, since its formation in October, 1980. For the twelve years prior to founding Leeward, Mr. Rayl was a certified public accountant with the Columbus, Ohio office of Coopers & Lybrand where he held the position of Tax Manager. Mr. Rayl is the Company's representative with the National Association of Broadcasters, and with the American Association of Equipment Lessors. Mr. Rayl was appointed a Director and Chief Executive Officer of the Company in March, 1985 and has been a Director and Chief Executive Officer of Leeward since its founding.

(b) REVEREND JERALD K. RAYL was appointed to fill an existing vacancy as a director of the Company in December, 1992 and has been elected to a term to expire in December, 1996. Rev. Rayl is a graduate of Capital University where he received his Bachelors Degree (1973) and Trinity Lutheran Seminary in Columbus, Ohio where he received his Masters Degree (1977). Rev. Rayl served Lutheran churches in Baltimore, Maryland (1976), Maysville, Kentucky (1977-1980), and Brookville, Ohio (1980-1990). He presently serves as Director of Development and Chaplain of The Wernle Children's Home, Richmond, Indiana.

(c) THOMAS E. REYNOLDS, Director, Vice-President, Secretary, and Assistant Treasurer of the Company, joined the Company in May, 1991 and was appointed to the Board of Directors in August, 1991 to fill an existing vacancy and has been elected to a term to expire in December, 1995. Prior to joining Partech, Mr. Reynolds served as a consultant, corporate director, and officer in a number of entrepreneurial ventures in the food service business, a full service computer consulting firm, and the oil and gas industry. Mr. Reynolds, an Ohio certified public accountant, was with the Columbus, Ohio office of Coopers & Lybrand from 1973 to 1980. Mr. Reynolds holds a Bachelors of Science Degree in Business Administration (1972) from The Ohio State University and served as a commissioned officer with the United States Army from 1965 to 1969. Mr. Reynolds is a Co-Trustee of all of the Company's Ohio business trusts.

(d) JAMES B. DWYER III, was one of the founders of the M&A Department of Kidder, Peabody, and founded and headed M&A departments for two investment banking firms: Loeb, Rhoades & Co. and UBS Securities, Inc. (the U.S. investment banking firm of The Union Bank of Switzerland) and also was a senior M&A officer at





                                     Page 4

    Donaldson Lufkin & Jenrette. Mr. Dwyer is a past president and on the Board of Advisors of the Association for Corporate Growth, the largest international association of M&A Professionals with approximately 3,000 members, and a past president of the Columbia Business School Alumni Association where he received an MBA in Finance in 1970. In 1965 he graduated with a BBA in Accounting from the University of Notre Dame. Mr. Dwyer became a CPA in 1968 while working for three years with Touche, Ross & Co.

(e) John E. Rayl and Jerald K. Rayl are brothers.


COMMITTEES OF DIRECTORS

    The Board of Directors has established a Compensation Committee (the "Committee"). The Committee is comprised of Messrs. John E. Rayl and Thomas E. Reynolds and was established to administer the compensation programs, including the granting of stock options. The Board of Directors' Audit Committee is comprised of Messrs. John E. Rayl and James B. Dwyer III. The Company does not maintain a standing nominating or any other committee performing similar functions. During the fiscal year ended April 30, 1994, the Board of Directors of the Company met on one occasion. Each of the nominees attended all of the meetings of the Board of Directors during the period in which each served as a Director.

EXECUTIVE OFFICERS

    The following table lists additional information for executive officers (see "Election of Directors" for more information as to executive officers).

                                                                          EXECUTIVE
                                                                           OFFICER            TERM TO
         NAME              AGE                POSITION                       SINCE             EXPIRE
   -----------------      ----     ------------------------------        -----------        -------------
   Paul R. Weinberger (a)   35     Vice President, Controller and
                                      Assistant Treasurer                 August , 1991     December, 1995

____________________

(a) PAUL R. WEINBERGER, Vice President, Controller and Assistant Treasurer, has been employed by the Company since March, 1988, and was appointed an officer of the Company in August, 1991 (previously serving as an officer of Leeward and LCC Leasing International, Inc. since November, 1990). Mr. Weinberger is responsible for the Company's Securities and Exchange Commission and financial reporting, and financial and treasury management. Mr. Weinberger served as Treasurer and a member of the Board of Directors of the Pathseekers Foundation, Columbus, Ohio (1990-1992), and has been employed by Northern Telecom Limited, Children's Hospital, Columbus, Ohio, and Interline Communications Services, Inc. Mr. Weinberger holds a Bachelors of Science Degree in Accounting (1987) from Franklin University, Columbus, Ohio.


                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


VOTING RIGHTS

    As of the Record Date there were 1,859,902 shares of Common Stock outstanding. Stockholders are entitled to one vote for each share held of record on each matter of business to be considered at the Annual Meeting. No stockholder is entitled to cumulative voting at the Annual Meeting or any adjournment thereof. A Stockholder's shares may be voted at the Annual Meeting only if the stockholder is present in person or by valid proxy granted to another person attending the Annual Meeting in the stockholder's stead.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of August 18, 1994, the number and percentage of outstanding shares of Common Stock beneficially owned by all persons known by the Company to be the owners of more than 5% of the outstanding shares of Common Stock and the shares owned by all directors and officers as a group.
                 NAME AND ADDRESS                   AMOUNT AND NATURE
                   OF BENEFICIAL                      OF BENEFICIAL                  PERCENT OF
                       OWNER                            OWNERSHIP                       CLASS
                --------------------                ------------------                ---------
                John E. Rayl
                2706 Tremont Road
                Columbus, Ohio  43221                  402,265shares(a)                 20.0%

                Jerald K. Rayl
                2808 Reeveston Road
                Richmond, Indiana 47374                 36,750shares(b)                  1.9%

                Thomas E. Reynolds
                7907 Sarahurst Drive
                Dublin, Ohio 43017                      30,236shares(c)                  1.6%

                Paul R. Weinberger
                4292 Woodstream Drive
                Gahanna, Ohio  43230                    30,263shares(c)                  1.6%

                James B. Dwyer
                405 Park Avenue
                New York, New York 10022                10,000shares(d)                  0.5%

                All directors and officers
                   as a group (5 persons)              509,514shares(e)                 24.3%
- - --------------------

(a) Includes stock options to purchase 146,666 shares, which are exercisable within sixty (60) days. Mr. Rayl has sole voting power shared investment power for all shares beneficially owned.

(b) Mr. Jerald K. Rayl holds a stock option to purchase 30,000 shares, which is exercisable within sixty (60) days. He has sole voting power and investment power for all shares beneficially owned.

(c) Mr. Reynolds and Mr. Weinberger each hold stock options to purchase 23,570 shares, which are exercisable within sixty (60) days. They each have sole voting power and investment power for all shares beneficially owned.

(d) Mr. James B. Dwyer III holds a stock option to purchase 10,000 shares, which is exercisable within sixty (60) days. He has sole voting power and investment power for all shares beneficially owned.

(e) This amount includes stock options to purchase 233,806 shares.

(f) All common stock related items contained in this proxy statement have been restated, unless specifically stated otherwise, for the Company's one (1) to three (3) reverse stock split which was effected July 26, 1994.


                             EXECUTIVE COMPENSATION

    Notwithstanding anything to the contrary as set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following information shall not be incorporated by reference into any such filings: (i) Report on Repricing of Options/SARs as required by Regulation S-K, Item 402(i),
(ii) Board Compensation Committee Report on Executive Compensation as required by Regulation S-K, Item 402(k), and (iii) Performance Graph as required by regulation S-K, Item 402(l).

SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning the annual and long-term compensation paid, or to be paid, and awarded to those persons who were, at anytime during the three previous fiscal years, the chief executive officer and the other four most highly compensated executive officers of the Company for services rendered in all capacities to the Company for fiscal years
1994, 1993, and 1992.

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                     ---------------------------
                                 ANNUAL COMPENSATION                         AWARDS
                     ---------------------------------------------   ---------------------------
                                                                                      SECURITIES
                                                             OTHER                       UNDER-
                                                            ANNUAL       RESTRICTED      LYING       ALL OTHER
   NAME AND                                                 COMPEN-        STOCK         STOCK        COMPEN-
    PRINCIPAL                                               STATION      AWARD(S)       OPTIONS       STATION
   POSITION             YEAR     SALARY ($)    BONUS ($)    ($) (A)      (B)              (#)           ($)
- - -------------          -----    --------      --------     --------      ---------        -------      -------
  John E. Rayl          1994     240,000      1,100               -              -        113,333          -
  Chairman, Chief       1993(c)  240,000      1,371         108,935              -         33,333          -
  Executive Officer,    1992     240,000          -               -              -              -          -
  President, and
  Treasurer

  Thomas E. Reynolds    1994(d)   56,250      1,100          25,560              -         11,666          -
  Vice President,       1993      42,000      1,371               -              -         11,904          -
  Secretary, Assistant  1992      35,000          -               -              -         11,904          -
  Treasurer, and
  Director

  Paul R. Weinberger    1994(d)   56,250      1,100          25,560              -         11,666          -
  Vice President        1993      42,000      1,371               -              -         11,904          -
  and Controller        1992      42,000          -               -              -         11,904          -

  Mark S. Manafo        1994(e)  135,422      1,100               -              -         83,333     17,700
  Chief Operating       1993      69,502          -               -              -              -          -
  Officer and Director  1992           -          -               -              -              -          -
  (Partech Communications)

  Mark S. Miller        1994           -          -               -              -              -          -
  Vice President,       1993           -          -               -              -              -          -
  General Counsel,      1992(f)   66,500          -               -              -          8,928          -
  and Director
  --------------------

(a) Pursuant to the Securities and Exchange Commission's ("SEC") rules for the disclosure hereof, Other Annual Compensation for fiscal 1993 has been omitted.

(b) Restricted stock in the above table represents Common Stock that is not registered pursuant the Securities Act of 1933 and has not been held by the holder for a period of two years pursuant to Rule 144, as applicable. The Company may, from time to time, grant restricted stock awards to the named executive officers. No such grants were issued during the above fiscal years. Holders of restricted stock are eligible to receive dividends when and if dividends are paid. At April 30, 1994 officers held restricted stock and the value (as described in C below) thereof was as follows: Mr. Rayl held 72,568 shares of restricted stock valued at $217,704, Mr. Reynolds held 6,666 shares of restricted stock valued at $19,998, and Mr. Weinberger held 6,666 shares of restricted stock valued at $19,998.

(c) This year includes $99,235 of other annual compensation pursuant to SEC requirements as described hereinafter. Mr. Rayl was owed $81,056 by the Company pursuant to a note which Mr. Rayl acquired from a nonaffiliated company for its face value. The Company paid this note by the issuance of 72,568 shares of restricted Common Stock. The SEC requires the Company to report the difference between the price paid for the stock





                                     Page 7

    ($81,056) and the fair market value of such stock as other annual compensation. Furthermore, the SEC requires that the fair market value of the restricted stock hereof be computed by multiplying the number of shares issued by the closing market price of the Company's unrestricted stock on the date of grant. This year also includes $9,700 of automobile allowance as other annual compensation.

(d) This year includes $25,560 of other annual compensation for both Mr. Reynolds and Mr. Weinberger pursuant to SEC requirements as described in
    (c) hereinabove. Mr. Reynolds and Mr. Weinberger each purchased 6,666 shares of the Company's Common Stock for $1,000.

(e) All Other Compensation for fiscal 1994 represents $17,700 of advances to Mr. Manafo which the Company did not collect. Mr. Manafo's employment terminated February 23, 1994.

(f) Mr. Miller resigned February 27, 1992.

(g) Mr. Kuntz resigned August 26, 1991 and had no amounts required to be disclosed in the above table.


OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning stock options granted to those persons who, at anytime during the fiscal year ended April 30, 1994, were the chief executive officer and the other four most highly compensated executive officers of the Company.

                                                                                                 POTENTIAL
                                                                                             REALIZABLE VALUE AT
                                                                                               ASSUMED ANNUAL
                                                                                             RATES OF STOCK PRICE
                                                                                                APPRECIATION
                             INDIVIDUAL GRANTS                                               FOR OPTION TERM (A)

- - ----------------------------------------------------------------------------------------  -------------------------
                   NUMBER OF        % OF
                   SECURITIES      TOTAL
                     UNDER-       OPTIONS
                     LYING       GRANTED TO     EXERCISE          GRANT
                    OPTIONS       EMPLOYEES      OR BASE          DATE
                    GRANTED       IN FISCAL       PRICE           MARKET      EXPIRATION
      NAME             #            YEAR       ($/SH) (B)         PRICE        DATE (B)       5% ($)     10% ($)

- - -------------------  --------  ------------  --------------  -------------- ------------     --------    ----------
John E. Rayl         113,333      51.40          3.27             4.45          7/15/03       450,905     937,508
Mark S. Manafo (c)    83,333      37.79          3.27             4.45          7/15/03       331,547     689,343
Thomas E. Reynolds    11,666       5.29          3.27             4.45          7/15/03        46,414      96,503
Paul R. Weinberger    11,666       5.29          3.27             4.45          7/15/03        46,414      96,503
- - --------------------

(a) Pursuant to the Securities and Exchange Commission's rules for the disclosure hereof, this is intended to illustrate amounts that may be realized at rates dictated by such rules if the stock options were exercised immediately prior to their expiration dates. No gain to the named executive officer is possible without an increase in the market price of the Company's Common Stock above the exercise price. Therefore, if such an increase does occur, all stockholders will benefit proportionately. These amounts are not intended to forecast future appreciation of the Company's stock prices and no assurance whatsoever can be given that these levels of appreciation will be obtained.

(b) The stock options are immediately exercisable and expire ten years from the date of grant, subject to earlier termination in certain events related to termination of employment. Stock options may be exercised by the payment of cash or other stock of the Company.

(c) Mr. Manafo's employment terminated February 23, 1994 and all options have terminated (see "Aggregate Option Exercises and Fiscal Year-End Options Value Table" below).


AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTIONS VALUE TABLE

    The following table sets forth information concerning stock options exercised by, and the value of, unexercised stock options held by those persons who, at anytime during the fiscal year ended April 30, 1994, were the chief executive officer and the other four most highly compensated executive officers of the Company.

                                          NUMBER OF
                                          SECURITIES                           VALUE OF
                                          UNDERLYING                        UNEXERCISED
                                         UNEXERCISED                       IN-THE-MONEY
                                          OPTIONS AT                          OPTIONS AT
                                     FISCAL YEAR END -                    FISCAL YEAR END -
      NAME                           EXERCISABLE (#) (a)                 EXERCISABLE ($) (b)
- - -----------------                    -------------------                 -------------------
John E. Rayl                              146,666                              31,000
Mark S. Manafo (c)                              -                                   -
Thomas E. Reynolds                         23,570                              11,071
Paul R. Weinberger                         23,570                              11,071
- - --------------------

(a) All stock options which have been granted are currently exercisable.

(b) The value of unexercised in-the-money stock options at fiscal year end is based on the closing price of the Company's Common Stock ($3.00), as reported on the NASDAQ at April 30, 1994, less the exercise price per share.

(c) Mr. Manafo's employment terminated February 23, 1994 and all options have terminated

(d) No stock options were exercised during fiscal 1994.


REPORT ON REPRICING OF OPTIONS

    The following table sets forth information concerning stock options repriced during fiscal 1994 for those persons who, at any time during the fiscal year ended April 30, 1994, were the chief executive officer and the other four most highly compensated executive officers of the Company, and all stock options repriced for all executive officers for the last ten years.

                                                                                                     LENGTH
                                    NUMBER OF        MARKET                                        OF ORIGINAL
                                    SECURITIES      PRICE OF          EXERCISE                     OPTION TERM
                                   UNDERLYING       STOCK AT          PRICE AT                      REMAINING
                                      OPTIONS        TIME OF           TIME OF          NEW         AT DATE OF
                                   REPRICED OR    REPRICING OR      REPRICING OR     EXERCISE      REPRICING OR
         NAME           DATE      AMENDED (#)     AMENDMENT ($)     AMENDMENT ($)    PRICE ($)      AMENDMENT
- - ---------------------  --------   ------------    -------------     -------------    ---------     -------------
Previous Nine Years (a):
- - ------------------------
John E. Rayl           11/18/92       100,000          0.69               2.50            0.69          8.0 yr.
John E. Rayl           11/27/90       100,000          2.50               7.50            2.50          9.0 yr.
Thomas E. Reynolds     11/18/92        35,714          0.69               2.80            0.69          8.5 yr.
Paul R. Weinberger     11/18/92        35,714          0.69               2.80            0.69          8.5 yr.
Robert P. Kuntz        11/27/90        73,000          2.50               5.00            2.50          9.0 yr.
Robert P. Kuntz        11/27/90        73,000          2.50               4.38            2.50          9.0 yr.
Mark S. Miller         11/27/90        10,000          2.50               8.10            2.50          9.0 yr.
- - --------------------

(a) The Company did not reprice any options during fiscal 1994. No other reportable stock option repricing has occurred.

    COMPENSATION COMMITTEE

    John E. Rayl
    Thomas E. Reynolds

COMPENSATION OF DIRECTORS

    Each director is to be paid $250 for attending each Board of Directors Meeting. James B. Dwyer III is paid $750 a month for being on the audit committee, is reimbursed expenses for any Board of Directors Meeting, and was issued 10,000 stock options at $2.34375 per option. Jerald K. Rayl was issued 30,000 stock options at $3.27 per option.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

    Employment Agreement With John E. Rayl

    Mr. Rayl's employment agreement (the "Agreement") provides for annual compensation of $240,000, an annual automobile allowance of $9,700, and accrued interest at 10% per annum for deferred compensation. The annual salary shall be increased as of each January 1 by a minimum annual adjustment as follows:
To determine the minimum annual adjustment, the annual salary shall be multiplied by a fraction, the numerator of which shall be the United States Department of Labor, Bureau of Labor Statistics' Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. City Average, All Items (1967 = 100) (the "Index") for the month of December of the immediately preceding year, and the denominator of which shall be the Index for the month of February, 1984, provided, however, that the fraction multiplied to determine the adjustment shall not be less than 1.10 for any adjustment. Notwithstanding the foregoing, the Board of Directors may, in its discretion at any time, increase the amount of the annual salary payable. The annual salary, once increased, may not thereafter be reduced without the prior written consent of Mr. Rayl. Mr. Rayl has forgone all salary increases for the past four years. The Agreement expires July 31, 2004, and is automatically extended for one year increments, unless written notice is given ninety days prior to termination.

    At the request of the of the Company's previous underwriters, the Company's Chief Executive Officer agreed to reduce his salary effective May 1, 1994 to $110,000 per year from $249,700, such amendment to his salary included an increase of 5% of income before income taxes (excluding the CEO's compensation and costs associated with the underwriting and any short-term loans undertaken until the underwriting is completed) over $1,000,000 of the previous year.
This amendment became null and void, due to the underwriting with the previous underwriters to which it related not being undertaken, and the salary was retroactively adjusted to the previous amount.

    The Company is required to purchase and maintain for Mr. Rayl during the term of the Agreement $2,000,000 of whole-life insurance coverage on his life to be paid to his designated beneficiaries. Mr. Rayl has waived this benefit for the past two and one-half years. Mr. Rayl has death benefits which are payable in monthly installments for five years and are equal to his annual salary plus adjustments as describe hereinabove. The Company carries a $2,000,000 life insurance policy on Mr. Rayl, of which the Company is the beneficiary. In the event of Mr. Rayl's death the proceeds of such policy will be used to pay his death benefit and to provide a replacement for Mr. Rayl. In the event of disability, Mr. Rayl will be paid his annual salary plus adjustments for the remainder of the term of the Agreement, which includes any effective renewal period or extension.

    The Agreement further provides that Mr. Rayl shall not be discharged during the term of his Agreement unless his termination is for reason of dishonesty or fraud in the performance of his duties. Mr. Rayl is entitled to terminate his employment for good reason, which includes the following (these also apply to a change of control, as described hereinafter): (i) assigned duties, responsibilities, title, or offices are inconsistent as of the date of the Agreement, (ii) does not retain any position, except in the case of dishonesty or fraud, or as a result of his death or substantial disability, (iii) reduction or discontinuation of benefits, and (iv) required to be based anywhere other than Franklin County, Ohio.

    If Mr. Rayl is discharged without a justifiable reason or Mr. Rayl terminates his employment for good reason, he shall receive, for the remainder of the Agreement and for not less than twenty-four (24) months, the annual salary and adjustments, and other compensation and employee benefits that the Company has agreed to pay.

    If a change of control occurs during the term of the Agreement, Mr. Rayl, whether or not his employment by the Company has been terminated, shall be entitled to payment in the amount of $500,000. If a change of control occurs, the Agreement shall be extended for a period of five (5) years dating from the later of July 31, 2004 or the end of the then current one-year term. A change of control includes: (i) a tender offer or exchange which results in an ownership change of twenty-five percent (25%) or more of the Company's combined voting power, (ii) merger or consolidation which results in less than seventy-five percent (75%) of the resulting outstanding voting securities being owned by former stockholders, (iii) transfer of all, or substantially all, the Company's assets, (iv) acquisition of beneficial ownership of twenty-five percent (25%) or more of the Company's voting securities then outstanding, and (v) if individuals who are members of the Board of Directors as of July 15, 1993 do not constitute a majority thereafter. Mr. Rayl has waived any rights that might be due him as to a change of control that may have occurred heretofore.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    John E. Rayl, Chief Executive Officer, and Thomas E. Reynolds, Vice President, were employed by the Company and served on the Compensation Committee during fiscal 1994.

    For the fiscal year ended April 30, 1994 the Company earned $96,615 from partnerships which are partially owned by a nonconsolidated affiliate of which John E. Rayl, the Company's Chief Executive Officer, is a general partner, and recognized $256,268 of nonrecurring write-offs which relate to the above mentioned partnerships and other nonconsolidated affiliates of the Company of which the Company's Chief Executive Officer is a general partner or officer.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Compensation Philosophy. Partech's Compensation Committee is composed of employee directors and is responsible for setting and administering the policies which govern both the annual compensation and stock ownership programs for all employees, officers, and directors of Partech. Partech's executive compensation programs are designed to (i) relate the level of compensation paid, to Partech's success in meeting its annual and long-term business objectives and performance goals, (ii) reward individual achievement, and
(iii) enable it to recruit, retain, and motivate talented and diverse executives. This is essential for Partech to achieve its business objectives, performance goals, and to improve stockholder returns. As a result, the Committee has determined that executive compensation opportunities, including those for Partech's Chief Executive Officer ("CEO"), should create incentives for superior performance and consequences for below target performance.

    The Committee believes that the Company's executive compensation programs have met their objectives. Partech has (i) met most annual business objectives and is on target for meeting its long-term objectives, (ii) been able to attract and retain the executive talent necessary to support a corporation which has survived an industry depression, (iii) redirected its efforts to other industry lines, and (iv) created significant acquisition opportunities for new business and profit potential.

    Compensation Programs.  Partech's executive compensation mix includes a
base salary, cash bonus awards, stock bonus awards, and stock options.   The
base salary component of compensation of Partech's executives was established by comparing compensation paid to executives with similar accountabilities by other similar companies and Partech's executives' underlying accountabilities. Partech's base salary component ranks approximately with the average of other Chief Executive Officers. Salary ranges for the CEO and other executive officers are reviewed on a regular basis and benchmarked against similar positions among similar companies. Salary increases are based on an assessment of each executive's performance against those accountabilities, and personal performance goals.

    Stock related compensation is the principal method for payment of long-term compensation and incentives, and is intended to link each executive officer's opportunity for financial gain to increases in stockholder wealth, therefore, benefiting stockholders and executives alike. The Committee annually evaluates the total compensation for Partech's executives, including its CEO, in light of an individual's contribution and potential contribution toward obtaining annual and long-term business objectives and performance goals, and the performance of other similar companies. Stock options are used for incentives for long-term employment and performance. When the Committee grants stock bonuses and stock options it does not consider the amount and terms of stock options, and restricted stock already held by the executive officer.

    The Committee believes that Partech's performance should be compared to not only other leasing companies, but also to other companies whose financial position and market share are similar to Partech's. Also, the Committee believes that Partech's most direct competitors for executive talent are not all of the companies that would be included in a peer group established to compare stockholder returns. Therefore, the peer group used to determine compensation is not limited to the peer group used in the performance graph which is presented in this Proxy Statement.

    Cash and stock bonus awards, and stock options for the CEO and other executive officers, are based on personal performance and on Partech's attainment of annual and long-term business objectives and performance goals. Personal ratings can include such factors as quality of strategic plans, organizational and management development, and special project or idea leadership. Annual and long-term business objectives and performance goals include, among other things, financial targets and developmental and project targets. The size of the awards is based on the same factors which are used for base salary, and Partech's financial strength.

    The primary performance measures used to determine the CEO's fiscal 1994 compensation were both quantitative and qualitative factors (including subjective criteria, which were not subject to specific criteria) directly linked to Partech's performance, achievement of annual and long-term business objectives and performance goals, and the enhancement of stockholder value.
One of the qualitative performance measures used by the Committee was to assess his ability and dedication to enhance the long-term value of Partech by continuing to provide the leadership and vision that he has provided throughout his tenure as CEO which has resulted in, among other things, the successful restructuring of the Company's businesses to adjust for the decline in its leasing business and effectively redirecting the Company's operations under the difficult economic conditions in Partech's line of business.

    Mr. Rayl's base salary is, and has been since 1991, $240,000, which is within the range of salaries paid to Chief Executive Officers by other similar companies. Mr. Rayl was not granted any stock options during fiscal 1994.

    COMPENSATION COMMITTEE

    John E. Rayl
    Thomas E. Reynolds

PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the cumulative stockholder return on the Company's Common Stock during the five fiscal years ended April 30, 1994, with the cumulative total return on the NASDAQ Composite Index for United States companies listed thereon, and a peer group index (the "Select Peer Group") consisting of other leasing companies using a weighted amount according to the respective peer issuer's market capitalization. The graph assumes $100 was invested on April 30, 1989, and all dividends were reinvested on the date of payment.





                          FISCAL YEARS ENDED APRIL 30,
____________________________________________________________________________

                     1989       1990     1991      1992      1993      1994
NASDAQ                100        126      150       182       209       231
Select Peer Group     100         77      116        68        93       123
Partech               100        127      105        29        28        27


The Select Peer Group Consists of the following companies:

Comdisco, Inc.                 Capital Associates, Inc.
TJ Systems, Inc.               Continental Information Systems, Inc.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN BUSINESS RELATIONSHIPS

    During fiscal 1994, the Company entered into a financial advisory contract with Dwyer & Associates, Inc. to assist in analyzing and negotiating broadcast property acquisitions and other related acquisition and financing activities. The Company has paid $25,000 heretofore and is required to pay additional compensation if any acquisitions or financings occur, none of which are near fruition. Mr. James Dwyer III is a principal of Dwyer & Associates, Inc.


PROPOSAL TO APPROVE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF PREFERRED SHARES THE COMPANY IS AUTHORIZED TO ISSUE (PROXY ITEM #2)

    Preferred stock is an increasingly useful security for raising investment capital. The increase in the amount of Preferred Stock which is authorized for issuance will increase the Company's flexibility in obtaining future investment capital. The Company currently does not have any plans for the issuance of Preferred Stock.

   Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations as the Board of Directors may determine. All shares of any one series of Preferred Stock will be identical with each other in all respects, except that shares of one series issued at different times may differ as to dates from which dividends thereon may be cumulative. All series will rank equally and will be identical in all respects, except as to matters which the Company's Certificate of Incorporation allows the Company's Board of Directors to set.

   The Board of Directors is authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and if not restricted by the Company's Certificate of Incorporation or any amendment thereto including, but not limited to, determination of any of the following: a) serial designation,
b) dividends and whether dividends are cumulative, c) voting powers, d) redemption and prices therefor, if applicable, e) amounts payable upon liquidation, dissolution or winding up of the Corporation, f) applicability of sinking or retirement fund, g) conversion rights, and h) any other preferences, privilidges and powers and relative participating, optional or other special rights, and qualifications, limitations or restrictions of a series which are not inconsistent with the Company's Certificate of Incorporation.

   The Communications Act, FCC rules and the Company's amended Certificate of Incorporation restricts, in part, the ownership, voting and transfer of the Company's capital stock and equivalents. The restriction, as applicable, prohibits non-U.S. citizens (or entities or individuals controlled by a non-U.S. citizen) ("Aliens") from owning, directly or indirectly, more than 25% of the outstanding capital stock or voting rights of the Company. The restriction, accordingly, prohibits the transfer of the Company's common stock and equivalents, which would include any Preferred Stock which is convertible into the Company's Common Stock, by a shareholder to any person or entity if such transfer would cause the Company to violate this prohibition. If a transaction(s) occurs which causes the Allen ownership to exceed these FCC mandated limitations, the Company's transfer agent will advise the Company of the transaction(s) and amount of shares which caused the limitation to be exceeded. The Company will then have the transaction(s) and shares reversed on a "last-in - first-out" basis.

   The Company may issue shares of Preferred Stock which are convertible into the Company's Common Stock or other Capital Stock as an anti-takeover action. The Company currently does not know of any anti-takeover actions. If the Company issues Preferred Stock which is convertible, such conversion may be dilutive to common stock holders. The Company's Certificate of Incorporation currently authorizes the issuance of 1,000,000 shares of Preferred Stock.

Proposal for Amendment:

   The Company proposes to increase the amount of Preferred Stock which is authorized for issuance to 20,000,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF RESOLUTION
#2

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS (PROXY ITEM #3)

    Hausser + Taylor, independent certified public accountants (the "Auditors"), have served as the Company's auditors since 1987. It is anticipated that a representative of the Auditors will attend the Annual Meeting for the purpose of responding to appropriate questions. At the Annual Meeting, a representative of the Auditors will be afforded an opportunity to make a statement if the Auditors so desire.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR
OF RESOLUTION #3


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    To the best knowledge and belief of the Company, Corporate Life Insurance Company, Robert P. Kuntz and William G. Morgan did not report the expiration of their B Warrants or the expiration of the right to receive B Warrants on Forms 4 or 5. Corporate Life Insurance Company did not report the expiration of 800,000 B Warrants. Mr. Morgan did not report the expiration of 275,000 B Warrants. Mr. Morgan had the right to receive 275,000 B Warrants, however, Mr. Morgan is an Oklahoma resident and the Company's B Warrants were not registered for distribution to residents of Oklahoma. Mr. Kuntz did not report the expiration of 823,425 B Warrants. Mr. Kuntz had the right to receive 823,425 B Warrants, however, Mr. Kuntz is a Florida resident and the Company's B Warrants were not registered for distribution to residents of Florida. Also, Mr.
Morgan did not report the expiration of a stock option to purchase 20,000 shares of the Company's Common Stock. The amount hereof are before restatement for the Company's one (1) to three (3) reverse stock split.


                           PROPOSALS BY STOCKHOLDERS

    Any stockholder proposal which is intended to be presented at the next Annual Meeting must be received at the Company's principal executive offices by no later than June 27, 1995, if such proposal is to be considered for inclusion in the Company's Information Statement, if any, and Proxy Statement, if any, relating to such meeting.

                                 OTHER BUSINESS

    The meeting is being held for the purposes set forth in the Notice of the Annual Meeting of Stockholders. The Board of Directors is not presently aware of any business to be transacted at the meeting other than as set forth in such notice.


                                PARTECH HOLDINGS CORPORATION

                                /s/ JOHN E. RAYL

                                John E. Rayl
                                Chairman of the Board and
                                Chief Executive Officer

October 27, 1994

                                 EXHIBIT INDEX



Exhibit 3.7 Proposed Amendment to Partech Holdings Corporation Certificate of Incorporation, Proxy Item Number 2, is incorporated herein by reference to Exhibit 3.7, to Schedule 14A, Preliminary Proxy Statement, filed August 22, 1994, Commission file No. 014361.

Exhibit 20.3 Form of Proxy for 1994 Annual Meeting of Shareholders is incorporated herein by reference to Exhibit 20.3, to Schedule 14A, Preliminary Proxy Statement, filed August 22, 1994, Commission file No. 014361.